LEASE ADDENDUM

THIS LEASE ADDENDUM is dated January 1, 2005 and is by and between EMBASSY BANK, a Pennsylvania state bank ("Embassy") and Red Bird Associates, LLC, a Pennsylvania Limited Liability Company ("Red Bird").

WHEREAS, by Lease Agreement dated June 11,2001 Embassy Bank leased from Gateway Associates, LLC, approximately 7,827 square feet of office space on the first floor of the office building commonly known as 100 Gateway Drive, Hanover Township, Northampton County, Pennsylvania; and

WHEREAS, the said building was acquired from Gateway Associates, LLC by Red Bird on January 10,2003, together with an assignment to Red Bird of all leases affecting the premises; and

WHEREAS, the parties desire to amend the Lease Agreement in order to provide for the lease by Embassy of an additional 4,349 square feet of space on the second floor of the premises.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

1.           Lease. Red Bird hereby leases to Embassy and Embassy hereby leases from Red Bird 4,349 square feet of office space on the second floor of the premises known as 100 Gateway Drive, Hanover Township, Northampton County, Pennsylvania. The additional space to be occupied by Embassy is shown on the diagram attached hereto as Exhibit "A".

2.           Term. This Addendum and the lease of additional space shall be effective as of January 1, 2005 and shall continue for the remaining term of the underlying Lease Agreement, including all renewal options.

3.           Increased Rent. As a result of the additional space added to the lease, Embassy's annual base rent shall be increased by $78,282 (4,349 additional square feet at $ 18.00 per square foot per year) or $6,523.50 per month.

4.           Rent Escalator. On the third anniversary of this Addendum and each anniversary thereafter, the annual base rent for the additional space shall increase by three (3%) percent per year, to be calculated in the same manner as set forth in Exhibit "C" of the underlying Lease Agreement with respect to the rent escalator for the original space.

5.           Leasehold Improvement Allowance. Red Bird hereby grants to Embassy a tenant improvement allowance of $44,512.50 (3,561 square feet of interior rentable space at $12,50 per square foot) which amount may be used by Embassy as an offset against the rent due hereunder.

6.           Operating Expenses. As a result of Embassy's lease of the additional space, its share of the Operating Expenses (as defined in the Lease Agreement) shall be increased from 33% to 47.5%.

7.           Incorporation by Reference. Except as provided herein, all terms and provisions of the Lease Agreement are incorporated herein by reference thereto and are hereby ratified and confirmed as if the additional space leased hereunder was included as part of the terms of the original Lease Agreement.

8.           Entire Agreement. This Lease Addendum, together with the underlying Lease Agreement, contains the entire agreement between the parties concerning the subject matter hereof

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Lease Addendum as of the day and year first above written.

ATTEST:	EMBASSY BANK

/s/ Judith A. Hunsicker	By	/s/ Elmer Gates
Judith A. Hunsicker		Elmer Gates
Secretary		Chairman

RED BIRD ASSOCIATES, LLC

	By	/s/ Frank Banko
Frank Banko
President